Exhibit 99.1
TeleTech Holdings, Inc. • 9197 South Peoria Street • Englewood, CO 80112-5833 • www.teletech.com

Investor Contact:	Media Contact:
Karen Breen	KC Higgins
303-397-8592	303-397-8325
TeleTech Announces Second Quarter 2008 Financial Results
Second Quarter Revenue Reaches Record $357 Million;
Signs Estimated $65 Million of New Annualized Revenue During the Second Quarter;
Generates $12 Million of Free Cash Flow;
Reaffirms $100M Share Repurchase Authorization
Englewood, Colo., August 4, 2008 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest and most geographically diverse global providers of business process outsourcing (“BPO”) solutions, today announced business highlights for the second quarter ended June 30, 2008.
TeleTech reported record second quarter 2008 revenue of $357 million, an 8.4 percent increase over second quarter 2007 revenue of $330 million. Revenue in TeleTech’s BPO segment grew 10.4 percent from the year-ago period.
TeleTech believes it has one of the largest and most geographically diverse offshore footprints of any global BPO provider with approximately 24,000 offshore workstations representing more than 60 percent of its total delivery capacity. Second quarter 2008 revenue from TeleTech’s offshore delivery centers grew approximately 18 percent to $156 million and represented 44 percent of total revenue. TeleTech’s offshore workstations currently span seven countries including Argentina, Canada, Costa Rica, Malaysia, Mexico, the Philippines and South Africa.
TeleTech’s income from operations was $29.7 million or 8.3 percent of revenue. Income from operations for the second quarter 2008 included $0.4 million of restructuring charges and, as previously disclosed, $3.4 million of audit, legal and other professional fees associated with the Audit Committee’s review of the Company’s equity-based comensation practices and the subsequent financial restatement. Excluding these charges, which totaled $3.8 million, TeleTech’s income from operations in the second quarter 2008 was $33.5 million or 9.4 percent of revenue, an increase from a 9.1 percent operating margin, excluding unusual charges, in the year-ago quarter. Furthermore, excluding $2.0 million of non-cash expense in the 2008 second quarter for equity-based compensation, operating margin would have been 9.9 percent.
Fully diluted GAAP earnings per share for the second quarter 2008 were 28 cents on net income of $20.4 million. Excluding the unusual charges discussed above, which totaled $3.8 million pre-tax or approximately 4 cents per share after-tax, second quarter 2008 non-GAAP earnings per share were 32 cents, up 28 percent from 25 cents non-GAAP earnings per share in the year-ago quarrter.
EXECUTIVE COMMENTARY ON TELETECH’S SECOND QUARTER FINANCIAL RESULTS
“I am pleased that we delivered record second quarter revenue of $357 million,” said Kenneth Tuchman, chairman and chief executive officer. “Our year-to-date BPO revenue grew 11.4 percent and our year-to-date operating margin, excluding unusual items, increased to 9.6 percent. We continue to perform well in a dynamic global economy and our leading industry position enabled us to win an estimated $65 million in annualized new business during the second quarter of 2008. We believe the third quarter of 2008 will again represent a strong level of new business wins, based on the size and number of deals we are currently working to complete.”

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SECOND QUARTER 2008 FINANCIAL HIGHLIGHTS

Solid Balance Sheet Continues to Fund Organic Growth
•	As of June 30, 2008, TeleTech had cash and cash equivalents of $127 million and total debt of $90 million.

•	Capital expenditures were $21 million in the 2008 second quarter of which approximately 80 percent were for growth related needs with the balance for improving TeleTech’s embedded infrastructure.
New Business
•	During the second quarter of 2008, TeleTech signed an estimated $65 million in annualized long-term revenue from new and expanded client relationships.
Business Outlook
•	Consistent with our previous guidance, TeleTech expects 2008 revenue will grow a minimum of between 6 and 8 percent and 2008 operating margin will range between 9 and 10 percent, before unusual charges.
CONFERENCE CALL
A conference call and webcast with management will be held on Monday, August 4, 2008, at 8:30 a.m. Eastern Time.  You are invited to join the live webcast of the conference call by visiting the “Investors” section of the TeleTech website at www.TeleTech.com.  If you are unable to participate during the live webcast, a replay will be available on the TeleTech website through Monday, August 18, 2008.
NON-GAAP FINANCIAL MEASURES
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP) in the United States, the Company uses the following non-GAAP financial measures: Free Cash Flow, Non-GAAP Income from Operations and Non-GAAP EPS. TeleTech believes that providing these non-GAAP financial measures provides investors with greater transparency to the information used by TeleTech’s management in its financial and operational decision-making and allows investors to see TeleTech’s results “through the eyes” of management. TeleTech also believes that providing this information better enables TeleTech’s investors to understand its operating performance and information used by management to evaluate and measure such performance. The presentation of these financial measures are not intended to be used in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures is available in the financial tables attached to this press release.
ABOUT TELETECH
TeleTech is one of the largest and most geographically diverse global providers of business process outsourcing solutions. We have a 26-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. We have developed deep domain expertise and support approximately 250 business process outsourcing programs serving 100 global clients in the automotive, communications and media, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by more than 50,000 employees utilizing 39,000 workstations across 89 Delivery Centers in 17 countries.
FORWARD-LOOKING STATEMENTS
Statements in this press release that relate to future results and events (including statements about future financial and operating performance) are forward-looking statements based on TeleTech’s current

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expectations. Actual results and events in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties including: general economic, business and industry conditions; the loss of business or lower volumes from significant clients; delivery center utilization and labor rates; the pace at which we are able to ramp new business; the effect of TeleTech’s failure to timely file all of its required reports under the Securities and Exchange Act of 1934 and its restatement of previously issued financial statements, including shareholder litigation and action by the SEC and/or other governmental agencies; negative tax or other implications for TeleTech resulting from any accounting adjustments or other factors; unexpected regulatory changes, tax laws, and data privacy measures; data privacy issues; our ability to accurately predict geographic revenue mix and seasonal sales trends; information technology and/or delivery center interruptions; issues or matters that may arise from governmental and/or administrative agency investigations; our ability to successfully remediate identified internal control deficiencies; litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters; fluctuations in foreign currency exchange rates along with our ability to effectively hedge exposure to changes in foreign currency exchange and/or interest rates; the ability to attract, retain and motivate key personnel; and political instability, the effect of armed hostilities, terrorism and natural disasters. A detailed discussion of these and other factors that could affect our results is included in TeleTech’s SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2007.
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TELETECH HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
		As Restated		As Restated
Revenue	$357,416	$329,608	$725,052	$662,348

Operating Expenses:
Cost of services	265,833	237,228	535,933	474,470
Selling, general and administrative	45,858	48,611	97,230	100,707
Depreciation and amortization	15,624	13,794	30,784	27,348
Restructuring charges, net	440	262	2,642	262
Impairment losses	—	13,515	—	13,515

Total operating expenses	327,755	313,410	666,589	616,302

Income From Operations	29,661	16,198	58,463	46,046

Other income (expense)	(543)	(2,235)	(1,591)	(3,512)

Income Before Income Taxes and Minority Interest	29,118	13,963	56,872	42,534

(Provision) benefit for income taxes	(7,536)	(4,737)	(15,329)	(15,111)

Income Before Minority Interest	21,582	9,226	41,543	27,423

Minority interest	(1,220)	(508)	(2,056)	(942)

Net Income	$20,362	$8,718	$39,487	$26,481

Net Income Per Share:
Basic	$0.29	$0.12	$0.56	$0.38

Diluted	$0.28	$0.12	$0.55	$0.36

Income From Operations Margin	8.3%	4.9%	8.1%	7.0%
Net Income Margin	5.7%	2.6%	5.4%	4.0%
Effective Tax Rate after Minority Interest	25.9%	33.9%	27.0%	35.5%

Weighted Average Shares Outstanding
Basic	69,977	70,580	69,957	70,474
Diluted	71,729	73,104	71,649	73,430

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
		As Restated		As Restated
Revenue:
North American BPO	$243,238	$225,792	$505,700	$460,237
International BPO	114,178	98,111	219,352	190,516
Database Marketing and Consulting	—	5,705	—	11,595

Total	$357,416	$329,608	$725,052	$662,348

Income (Loss) From Operations:
North American BPO	$26,457	$28,742	$59,001	$62,347
International BPO	3,113	4,689	(143)	4,974
Database Marketing and Consulting	91	(17,233)	(395)	(21,275)

Total	$29,661	$16,198	$58,463	$46,046

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$126,914	$91,239
Accounts receivable, net	275,691	270,988
Other current assets	101,350	97,598

Total current assets	503,955	459,825

Property and equipment, net	180,979	174,809
Other assets	121,311	125,661

Total assets	$806,245	$760,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$186,723	$186,810
Other long-term liabilities	137,791	118,729
Minority interest	4,514	3,555
Total stockholders’ equity	477,217	451,201

Total liabilities and stockholders’ equity	$806,245	$760,295

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Reconciliation of EBIT :

Net Income	$20,362	$8,718	$39,487	$26,481
Interest income	(1,388)	(492)	(2,474)	(885)
Interest expense	1,489	1,594	3,054	3,062
Provision (benefit) for income taxes	7,536	4,737	15,329	15,111

EBIT	$27,999	$14,557	$55,396	$43,769

Reconciliation of Free Cash Flow :

Cash Flow From Operating Activities:
Net income	$20,362	$8,718	$39,487	$26,481
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,624	13,794	30,784	27,348
Other	(2,856)	(3,274)	(10,966)	(3,758)

Net cash provided by operating activities	$33,130	$19,238	$59,305	$50,071

Total Capital Expenditures	21,223	15,514	36,408	29,020

Free Cash Flow	$11,907	$3,724	$22,897	$21,051

Reconciliation of Non-GAAP Income from Operations :

Income from Operations	$29,661	$16,198	$58,463	$46,046
Restructuring charges, net	440	262	2,642	262
Impairment losses	—	13,515	—	13,515
Equity comp review and restatement expenses	3,386	—	8,354	—

Non-GAAP Income from Operations	$33,487	$29,975	$69,459	$59,823

Reconciliation of Non-GAAP EPS :

GAAP Net Income	$20,362	$8,718	$39,487	$26,481
Add: Asset impairment and restructuring charges, net of related taxes	295	9,341	1,770	9,341
Add: Equity comp review and restatement expenses, net of related taxes	2,269	—	5,597	—

Non-GAAP Net Income	$22,925	$18,059	$46,854	$35,822

Diluted shares outstanding	71,729	73,104	71,649	73,430

Non-GAAP Net Income per Diluted Share	$0.32	$0.25	$0.65	$0.49